Allied Capital Announces Second Quarter 2007 Financial Results
Quarterly Dividend of $0.65 Per Share Declared for the Third & Fourth Quarters of 2007
August 8, 2007 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced second quarter 2007 financial results. Allied Capital will host an investment community conference call today at 10:15 a.m. EDT.
Highlights for Q2 2007
•	Net income was $0.57 per share, or $89.2 million

•	Net investment income was $0.16 per share, or $25.2 million

•	The total of net investment income and net realized gains was $0.64 per share, or $100.1 million

•	Net unrealized depreciation was $0.07 per share, or $10.9 million

•	Second quarter 2007 dividend of $0.64 per share was paid; third and fourth quarter dividends of $0.65 per share were declared

•	Net asset value per share was $19.59

•	Shareholders’ equity was $3.0 billion

•	New investments totaled $488.9 million for the quarter
Net income was $89.2 million or $0.57 per share for the quarter ended June 30, 2007, as compared to $33.7 million or $0.24 per share for the quarter ended June 30, 2006. The increase in net income for the quarter was primarily due to an increase in net realized and unrealized gains from the portfolio. Net income can vary substantially from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.
For the three months ended June 30, 2007, the company had net realized gains of $74.9 million, including a $39.9 million gain from the sale of its investment in HMT, Inc. and a $36.6 million gain from the sale of its investment in Healthy Pet Corp. For the three months ended June 30, 2006, the company had net realized gains of $100.2 million, including a $94.8 million gain from the sale of its investment in STS Operating, Inc.
For the three months ended June 30, 2007, net investment income was $25.2 million or $0.16 per share, as compared to $39.5 million or $0.26 per share for the three months ended March 31, 2007 and as compared to $50.2 million or $0.35 per share, for the three months ended June 30, 2006.
Total interest and related portfolio income increased in the second quarter of 2007 to $117.7 million or $0.75 per share from $108.0 million or $0.71 per share in the quarter ended March 31, 2007, but net investment income was reduced because of an increase in operating expenses.
As compared to the first quarter of 2007, second quarter 2007 operating expenses increased by $17.9 million or $0.11 per share. The increase in operating expenses was primarily related to certain incremental expense items as follows: 1) additional interest expense of $1.7 million or $0.01 per share for interest expense on installment sale income; 2) an increase in employee expense of $6.4 million or $0.04 per share due to non-cash mark-to-market expense for the individual performance award or IPA; 3) an increase in non-cash employee stock options expense of $5.8 million or $0.04 per share resulting primarily from option grants made and vested in the second quarter; and 4) an increase in administrative expenses of $2.5 million or $0.02 per share for placement and other fees related to forming the Allied Capital Senior Debt Fund. Administrative expenses were reduced in the second quarter as compared to the first quarter by $2.4 million or $0.02 per share as a result of a decrease in investigation and litigation costs. The net effect of these incremental expense items increased operating expenses by $14.0 million or $0.09 per share.
Income tax expense, including excise tax, increased in the second quarter of 2007 as compared to the first quarter of 2007 by $6.2 million or $0.04 per share. Income tax expense related to the company’s taxable subsidiary increased by $5.7 million or $0.04 per share to $1.5 million or $0.01 per share. In the first quarter of 2007, the taxable subsidiary had recorded a $4.2 million tax benefit. Excise taxes increased by $0.4 million in the second quarter.
At December 31, 2006, the company had estimated excess taxable income of $397.1 million available for distribution to shareholders in 2007. For the first and second quarters of 2007, the company paid dividends of $193.4 million. The remainder of 2006 estimated excess taxable income to be distributed during the second half of 2007 is approximately $203.7 million. In accordance with regulated investment company distribution rules, the company must declare current year dividends to be paid from carried over excess taxable income from 2006 before the company files its 2006 tax return in September 2007, and the company must pay such dividends by December 31, 2007. To comply with these rules, on July 27, 2007 the company’s Board of Directors declared a $0.65 per share dividend for both the third and fourth quarters of 2007. The third and fourth quarter dividends will be paid on September 26, 2007 and December 26, 2007, respectively. The company expects that substantially all of the 2007 dividend payments will be made from excess 2006 taxable earnings. As a result, substantially all of the taxable income generated from 2007 net investment income and net realized gains will be available for distribution in 2008.
In addition to spillover taxable income, the company has an estimated $220.7 million in deferred taxable income resulting from installment sale gains. These gains may be deferred for tax purposes until the notes or other amounts received from the sale of the related investments are sold or collected in cash. The company believes that the performance of the portfolio and related net realized gains has provided additional visibility for future dividend payments for shareholders.
Portfolio and Investment Activity
New investments totaled $488.9 million for the second quarter of 2007. These investments included:
•	$136.5 million in the recapitalization of Wear Me Apparel, a designer and marketer of licensed and private label children’s apparel in the United States;

•	$85.0 million to support recapitalization of Trover Solutions, Inc., a provider of outsourced claims recovery services and recovery software to the healthcare and property and casualty insurance industries;

•	$61.6 million to acquire a majority interest in Old Orchard Brands, LLC, a manufacturer and marketer of ready-to-drink and frozen juice products;

•	$40.0 million in the recapitalization of Cook Inlet Alternative Risk, LLC, a provider of management services to small businesses enrolled in workers’ compensation self-insured groups;

•	$19.1 million to the Allied Capital Senior Debt Fund, L.P., a fund that generally invests in senior debt opportunities;

•	$17.2 million in the subordinated notes of Callidus MAPS CLO Fund II, Ltd.; and

•	$10.0 million in the Class A equity interests of Business Loan Express, LLC.
After principal collections related to investment repayments or sales of $499.9 million, portfolio exits and valuation and other changes during the quarter, the total portfolio at value was $4.5 billion at June 30, 2007. At June 30, 2007, the weighted average yield on the interest-bearing portfolio was 11.6%, as compared to 12.6% at June 30, 2006, and 11.8% at December 31, 2006.
Portfolio Quality
Grade 4 and Grade 5 assets were 4.0% of the total portfolio at value at June 30, 2007, as compared to 5.2% at March 31, 2007. Grade 5 assets included certain BLX Class B and Class C equity interests totaling $55.6 million or 1.2% of the total portfolio at value at June 30, 2007, and $74.8 million or 1.7% of the total portfolio at value at March 31, 2007. Loans on non-accrual were $298.1 million or 6.7% of the total portfolio at value at June 30, 2007, as compared to $285.9 million or 6.4% of the total portfolio at value at March 31, 2007. Investment in BLX Class A equity interests on non-accrual totaled $95.8 million or 2.1% of the total portfolio at value at June 30, 2007, and $85.8 million or 1.9% of the total portfolio at value at March 31, 2007.
Liquidity and Capital Resources
At June 30, 2007, the company had cash and money market and other securities totaling $350.0 million, including the liquidity portfolio of $200.7 million. The company had outstanding long-term debt of $1.9 billion. The company had availability under its revolving line of credit of $886.0 million. At June 30, 2007, the company had a weighted average cost of debt of 6.6% and its regulatory asset coverage was 256%. The company is required to maintain regulatory asset coverage of at least 200%.
Quarterly Dividend of $0.65 Per Share Declared for the Third & Fourth Quarters of 2007
As previously released on July 30, 2007, the company declared a third quarter dividend of $0.65 per share and a fourth quarter dividend of $0.65 per share. These dividends represent the 176th and 177th consecutive quarterly dividends for Allied Capital shareholders since 1963. In accordance with regulated investment company distribution rules, the company declared the fourth quarter dividend during the third quarter because it is expected to be paid primarily from 2006 taxable income.
The dividends are payable as follows:

Third Quarter Dividend		Fourth Quarter Dividend
Record date:	September 14, 2007	Record date:	December 14, 2007
Payable date:	September 26, 2007	Payable date:	December 26, 2007
The company’s dividend is paid from taxable income. It is estimated that 30% of the distributions made for 2007 will be generated from ordinary taxable income and 70% will be generated from taxable net long-term capital gains. This allocation is only an estimate and should not be relied upon for tax reporting purposes. The Board determines the dividend based on estimates of annual taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition, and the amount of taxable income carried over from the prior year for distribution in the current year.
Webcast/ Conference Call at 10:15 a.m. EDT on Wednesday, August 8, 2007
The company will host a webcast/conference call at 10:15 a.m. (Eastern Time) on Wednesday, August 8, 2007, to discuss the results for the quarter. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.
All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital.”
An archived replay of the event will be available through August 22, 2007 by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “10458546.” An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.
About Allied Capital

Allied Capital Corporation, a leading business development company with total assets of $5 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, Allied Capital has provided long-term debt and equity financing to thousands of middle market companies. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. At June 30, 2007, the company’s private finance portfolio included investments in 143 companies that generate aggregate revenues of over $12 billion and employ more than 85,000 people.
Allied Capital provides flexible, competitive debt and equity capital for management and sponsor-led buyouts, recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s seamless, one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or mezzanine debt and equity.
Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.
Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the company’s recent SEC filings.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$4,348,256	$4,377,901
Commercial real estate finance	122,804	118,183

Total portfolio at value	4,471,060	4,496,084

Liquidity portfolio	200,732	201,768
Investments in money market and other securities	103,675	442
Accrued interest and dividends receivable	70,933	64,566
Other assets	153,514	122,958
Cash	45,574	1,687

Total assets	$5,045,488	$4,887,505

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Notes payable and debentures	$1,921,815	$1,691,394
Revolving line of credit	—	207,750
Accounts payable and other liabilities	132,539	147,117

Total liabilities	2,054,354	2,046,261

Commitments and contingencies
Shareholders’ equity:
Common stock	15	15
Additional paid-in capital	2,620,247	2,493,335
Common stock held in deferred compensation trust	(34,374)	(28,335)
Notes receivable from sale of common stock	(2,709)	(2,850)
Net unrealized appreciation (depreciation)	(68,060)	(123,084)
Undistributed earnings	476,015	502,163

Total shareholders’ equity	2,991,134	2,841,244

Total liabilities and shareholders’ equity	$5,045,488	$4,887,505

Net asset value per common share	$19.59	$19.12

Common shares outstanding	152,652	148,575

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Interest and related portfolio income
Interest and dividends	$102,814	$95,433	$204,797	$184,314
Fees and other income	14,862	15,023	20,831	37,153

Total interest and related portfolio income	117,676	110,456	225,628	221,467

Expenses
Interest	34,336	21,861	64,624	46,346
Employee	28,611	20,398	50,539	41,826
Employee stock options	9,519	4,597	13,180	8,203
Administrative	14,505	9,861	27,729	21,195

Total operating expenses	86,971	56,717	156,072	117,570

Net investment income before income taxes	30,705	53,739	69,556	103,897

Income tax expense, including excise tax	5,530	3,544	4,881	12,402

Net investment income	25,175	50,195	64,675	91,495

Net realized and unrealized gains (losses)
Net realized gains	74,879	100,240	102,545	533,075

Net change in unrealized appreciation or depreciation	(10,896)	(116,706)	55,024	(491,254)

Total net gains (losses)	63,983	(16,466)	157,569	41,821

Net increase in net assets resulting from operations	$89,158	$33,729	$222,244	$133,316

Diluted net investment income per common share	$0.16	$0.35	$0.42	$0.64

Diluted earnings per common share	$0.57	$0.24	$1.44	$0.94

Weighted average common shares outstanding — diluted	156,051	143,213	154,446	142,466

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

	Unaudited
	Q2 2007(1)	Q1 2007(1)	Q4 2006	Q3 2006	Q2 2006	Q1 2006
Income Summary
Interest and related portfolio income	$117.7	$108.0	$117.7	$113.4	$110.5	$111.0
Operating expenses(2)(3)	87.0	69.1	67.4	63.1	56.7	60.9
Income tax expense (benefit), including excise tax(4)	5.5	(0.6)	1.2	1.6	3.5	8.9

Net investment income	25.2	39.5	49.1	48.7	50.2	41.3

Realized gains (losses):
Realized gains	87.4	33.2	7.4	12.6	101.0	436.5
Realized losses	(12.5)	(5.5)	(17.1)	(2.7)	(0.8)	(3.7)

Net realized gains (losses)	74.9	27.7	(9.7)	9.9	100.2	432.8

Net change in unrealized appreciation or depreciation:
Net unrealized appreciation (depreciation)	27.5	92.2	(20.5)	27.3	(21.6)	16.4
Reversals of previously recorded net unrealized appreciation or depreciation associated with realized gains or losses:
Unrealized appreciation reversed for realized gains	(55.0)	(32.1)	(2.1)	(10.2)	(95.6)	(393.6)
Unrealized depreciation reversed for realized losses	16.6	5.8	17.1	2.2	0.5	2.7

Net change in unrealized appreciation or depreciation	(10.9)	65.9	(5.5)	19.3	(116.7)	(374.5)

Net income	$89.2	$133.1	$33.9	$77.9	$33.7	$99.6

Total of net investment income and net realized gains (losses)(5)	$100.1	$67.2	$39.4	$58.6	$150.4	$474.1

Per Share Statistics (diluted)
Net investment income	$0.16	$0.26	$0.33	$0.33	$0.35	$0.29
Net realized gains (losses)	0.48	0.18	(0.06)	0.07	0.70	3.05
Net change in unrealized appreciation or depreciation	(0.07)	0.43	(0.04)	0.13	(0.81)	(2.64)

Net income	$0.57	$0.87	$0.23	$0.53	$0.24	$0.70

Total of net investment income and net realized gains (losses)(5)	$0.64	$0.44	$0.26	$0.40	$1.05	$3.34
Dividends per share(6)	$0.64	$0.63	$0.67	$0.61	$0.60	$0.59

Balance Sheet Summary
Total portfolio at value:
Private finance	$4,348.3	$4,376.3	$4,377.9	$3,987.8	$3,460.4	$3,561.6
Commercial real estate finance	122.8	122.5	118.2	131.8	133.1	129.4

Total portfolio at value	$4,471.1	$4,498.8	$4,496.1	$4,119.6	$3,593.5	$3,691.0
Yield on interest-bearing portfolio	11.6%	11.6%	11.8%	12.3%	12.6%	12.3%
Liquidity portfolio (includes money market and other securities)	$200.7	$205.0	$201.8	$201.6	$201.2	$202.4
Cash and investments in money market and other securities	$149.2	$66.5	$2.1	$46.0	$25.6	$43.5
Total assets	$5,045.5	$4,986.1	$4,887.5	$4,565.5	$4,011.2	$4,121.2
Total debt outstanding	$1,921.8	$1,891.5	$1,899.1	$1,590.7	$1,208.9	$1,274.2
Undistributed earnings	$476.0	$473.6	$502.2	$540.0	$570.2	$503.9
Total shareholders’ equity	$2,991.1	$2,978.3	$2,841.2	$2,823.9	$2,690.0	$2,729.8
Net asset value per share	$19.59	$19.58	$19.12	$19.38	$19.17	$19.50
Debt to equity ratio	0.64	0.64	0.67	0.56	0.45	0.47

This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(1)	The results for the three months ended June 30, 2007 and March 31, 2007, are not necessarily indicative of the operating results to be expected for the full year.

(2)	Operating expenses included employee stock option expenses totaling $9.5 million or $0.06 per share, $3.7 million or $0.02 per share, $3.7 million or $0.02 per share, $3.6 million or $0.02 per share, $4.6 million or $0.03 per share and $3.6 million or $0.03 per share for the respective periods.

(3)	Operating expenses included investigation and litigation expenses totaling $0.9 million or $0.01 per share, $3.3 million or $0.02 per share, $1.0 million or $0.01 per share, $0.5 million or $0.00 per share, $0.5 million or $0.00 per share and $2.9 million or $0.02 per share for the respective periods.

(4)	Income tax expense (benefit), including excise tax included excise tax expense of $4.0 million or $0.03 per share, $3.6 million or $0.02 per share, $1.3 million or $0.01 per share, $2.5 million or $0.02 per share, $3.2 million or $0.02 per share and $8.4 million or $0.06 per share for the respective periods.

(5)	Dividends are based on taxable income, which differs from income for financial reporting purposes. Net investment income and net realized gains are the most significant components of our taxable income from which dividends are paid.

(6)	Dividends per share for Q4 2006 include an extra dividend of $0.05 per share.

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

	Unaudited
	Q2 2007	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006
Private Finance New Investments
By security type:
Senior loans	$163.2	$53.9	$115.5	$103.0	$68.2	$198.5
Unitranche debt	51.8	5.3	123.0	239.3	180.9	75.0
Subordinated debt	141.3	76.5	175.7	190.6	139.2	429.0

Total loans and debt securities	356.3	135.7	414.2	532.9	388.3	702.5
Equity	117.3	34.5	142.6	96.3	53.2	93.4

Total new investments	$473.6	$170.2	$556.8	$629.2	$441.5	$795.9

By transaction type:
Debt investments	$377.0	$70.6	$197.2	$287.2	$370.9	$463.9
Buyout investments	96.6	99.6	359.6	342.0	70.6	332.0

Total new investments	$473.6	$170.2	$556.8	$629.2	$441.5	$795.9

Private Finance Repayments or Sales(7)
By security type:
Loans and debt securities	$437.6	$199.1	$141.9	$105.8	$407.4	$260.8
Equity	44.3	36.0	5.6	9.8	8.3	75.8

Total repayments or sales	$481.9	$235.1	$147.5	$115.6	$415.7	$336.6

Private Finance Portfolio at Value
Loans and debt securities
Senior loans	$409.8	$365.0	$405.2	$342.4	$275.9	$420.1
Unitranche debt	681.4	780.2	799.2	745.8	515.0	362.7
Subordinated debt	1,892.2	1,946.1	1,980.8	1,817.0	1,700.3	1,747.2

Total loans and debt securities	2,983.4	3,091.3	3,185.2	2,905.2	2,491.2	2,530.0
Equity	1,364.9	1,285.0	1,192.7	1,082.6	969.2	1,031.6

Total portfolio	$4,348.3	$4,376.3	$4,377.9	$3,987.8	$3,460.4	$3,561.6

Yields(8):
Senior debt	8.3%	8.4%	8.4%	8.7%	9.5%	9.3%
Unitranche debt	11.4%	11.4%	11.2%	11.2%	10.7%	11.1%
Subordinated debt	12.5%	12.5%	12.9%	13.7%	13.9%	13.6%
Total loans and debt securities	11.7%	11.7%	11.9%	12.5%	12.7%	12.5%
Total number of portfolio companies	143	144	145	143	131	126

Valuation Assistance Received
Number of private finance portfolio companies reviewed by third parties	92	88	81	105	78	78
Percentage of private finance portfolio reviewed at value	92.1%	91.8%	82.9%	86.5%	89.6%	87.0%

This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(7)	Represents principal collections from investment repayments or sales excluding realized gains.

(8)	The weighted average yield on loans and debt securities is computed as the (a) annual stated interest on accruing loans and debt securities plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing loans and debt securities less the annual amortization of loan origination costs, divided by (b) total loans and debt securities at value.

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

	Unaudited
	Q2 2007	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006
Portfolio Quality Data
By Grade(9)
Portfolio at value by grade:
Grade 1	$1,727.2	$1,468.8	$1,307.3	$1,082.1	$1,241.2	$1,287.9
Grade 2	2,207.0	2,457.6	2,672.3	2,767.1	2,177.8	2,183.2
Grade 3	359.4	339.7	308.1	153.4	93.1	89.1
Grade 4	72.8	99.3	84.2	57.9	27.4	64.5
Grade 5	104.7	133.4	124.2	59.1	54.0	66.3

Total	$4,471.1	$4,498.8	$4,496.1	$4,119.6	$3,593.5	$3,691.0

Portfolio at value by grade, % portfolio at value:
Grade 1	38.6%	32.6%	29.1%	26.3%	34.5%	34.9%
Grade 2	49.4%	54.6%	59.4%	67.2%	60.6%	59.2%
Grade 3	8.0%	7.6%	6.9%	3.7%	2.6%	2.4%
Grade 4	1.6%	2.2%	1.9%	1.4%	0.8%	1.7%
Grade 5	2.4%	3.0%	2.7%	1.4%	1.5%	1.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Total Grade 4 and 5(10)	4.0%	5.2%	4.6%	2.8%	2.3%	3.5%

Loans and Debt Securities on Non-Accrual Status
Loans and debt securities not accruing interest(11)	$298.1	$285.9	$238.8	$161.7	$112.6	$157.7
Loans and debt securities not accruing interest, % portfolio at value	6.7%	6.4%	5.3%	3.9%	3.1%	4.3%

Loans and Debt Securities Over 90 Days Delinquent
Loans and debt securities over 90 days delinquent(12)	$138.0	$179.3	$48.4	$44.9	$50.9	$88.6
Loans and debt securities over 90 days delinquent, % portfolio at value	3.1%	4.0%	1.1%	1.1%	1.4%	2.4%

Loans and Debt Securities on Non-Accrual Status and Over 90 Days Delinquent
Loans and debt securities not accruing interest and over 90 days delinquent	$138.0	$159.2	$44.3	$44.9	$50.9	$88.6

This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(9)	We employ a grading system for our entire portfolio. Grade 1 is used for those investments from which a capital gain is expected. Grade 2 is used for investments performing in accordance with plan. Grade 3 is used for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is used for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is used for investments that are in workout and for which some loss of principal is expected.

(10)	Includes certain Class B and Class C equity interests in BLX of $55.6 million or 1.2% of the total portfolio at value at June 30, 2007, and $74.8 million or 1.7% at March 31, 2007, and December 31, 2006.

(11)	Includes Class A equity interests in BLX of $95.8 million or 2.1% of the total portfolio at value at June 30, 2007, $85.8 million or 1.9% at March 31, 2007, and $66.6 million or 1.5% at December 31, 2006. The Class A equity interests were placed on non-accrual in the fourth quarter of 2006.

(12)	Includes Class A equity interests in BLX of $95.8 million or 2.1% of the total portfolio at value at June 30, 2007, and $85.8 million or 1.9% at March 31, 2007. The Class A equity interests became over 90 days delinquent in the first quarter of 2007.